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                                                                   Exhibit 24(a)

             AMENDED DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                                      for

                 HOLDERS OF THE COMMON STOCK, $1.00 PAR VALUE

                                      of

                           CENTURY SOUTH BANKS, INC.


     The purpose of this Amended Dividend Reinvestment Plan ("Plan") of CENTURY SOUTH BANKS, INC. (the "Company") is to provide the holders of record of the common stock, $1.00 par value ("Participating Stock") of the Company, and its successors and assigns, with a simple and convenient method of investing cash dividends and optional cash payments in shares of the common stock of the Company without payment of any brokerage commission. The Plan allows for the issuance of 500,000 shares of the Company common stock. The shares of common stock purchased pursuant to the Plan ("Plan Shares") will be purchased from the Company or on the open market by Registrar and Transfer Company, Cranford, New Jersey 07016 ("Plan Administrator") in its capacity as Administrator of the Plan. The terms and conditions of the Plan are set forth as follows:

     1. All holders of record owning at least five shares of Participating Stock are eligible to participate in the Plan. Beneficial owners of Participating Stock whose shares are held for them in registered names other than their own, such as in the names of brokers, bank nominees or trustees, should, if they wish to participate in the Plan, arrange for the holder of record to have the shares they wish to enroll in the Plan transferred to their own names.

     2. Any holder of record of Participating Stock may elect to become a participant in the Plan ("Participant") by returning to the Administrator a properly completed Authorization Card in the form to be provided. The Plan allows for the issuance of 500,000 shares of common stock of the Company. The completed Authorization Card appoints the Administrator as agent for the Participant and:

          (i) authorizes the Company to pay to the Administrator for the Participant's account all cash dividends payable on the Participating Stock which the Participant has enrolled in the Plan;

          (ii) authorizes the Administrator as agent to retain for credit to Participant's account any cash dividends and any Participating Stock distributed as a non-cash dividend or otherwise on the Plan Shares and credited to Participant's account and to distribute to the
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          participant and any other non-cash dividend paid on such Plan Shares;

          (iii) authorizes the Administrator, as agent, to apply such cash dividends to the purchase of shares of Participating Stock in accordance with the terms and conditions of the Plan; and

          (vi) authorizes the Administrator to apply optional cash contributions to the purchase of Plan Shares.

     The Authorization Card provides for the purchase of Plan Shares through the following investment options:

          (i) full dividend reinvestment directs the Company to invest in accordance with the Plan all cash dividends on all shares of Participating Stock then or subsequently registered in a Participant's name; or

          (ii) partial dividend reinvestment directs the Company to invest in accordance with the Plan the cash dividends on all of the shares held in the Participant's name which are designated on the Authorization Card; or

          (iii) optional cash contributions with a minimum of $50 per contribution and with a maximum of $25,000 per calendar year.

     Participants may change their investment options under the Plan at any time by completing a new Authorization Card and returning it to the Plan Administrator.


     3. After receipt of the properly completed Authorization Card, the Administrator will open an account under the Plan as agent for the Participant and will credit to such account:

          (i) all cash dividends received by the Administrator from the Company on shares of Participating Stock registered in the Participant's name and enrolled in the Plan by the Participant and optional cash contributions, commencing with the first such dividends or contributions paid after receipt of the Authorization Card, provided the Authorization Card is received at least five business days prior to the record date of the dividend;

          (ii) all full or fractional Plan Shares purchased for Participant's account after making appropriate deduction for the purchase price of such shares;

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          (iii) all cash dividends received by the Administrator on any full or fractional Plan Shares credited to the Participant's account;

          (iv) any shares of Participating Stock distributed by the Company as a dividend or otherwise on Plan Shares credited to Participant's account;

          (v) any Plan Shares transferred by Participant pursuant to Paragraph 10 of the Plan; and

          (vi)  all optional cash contributions received by the Administrator.

     4. Cash dividends and optional cash contributions credited to a Participant's account will be commingled with the cash dividends and optional cash contributions credited to all accounts under the Plan and will be applied to the purchase of Plan Shares. Shares purchased from the Company with optional cash payments will be made on the First business day of each month and shares purchased from the Company with reinvested dividends will be purchased on the Dividend Payment Date. The cost of shares of Common Stock purchased from the Company will be the average of the high and low sales prices of the Company's Common Stock on the date of purchase as reported in The Wall Street Journal NASDAQ National Market Issues, or other authoritative sources. Shares purchased on the open market will be made on or within thirty days of the first business day of each month with respect to optional cash payments and on or within thirty days of the Dividend Payment Date with respect to shares purchased with reinvested dividends. Purchases with reinvested dividends and cash contributions will be made on the dividend payment date or the following business day if the dividend payment date is not a business date. A Participant's account will be credited with fractional shares computed to four decimal places. The Administrator will make every reasonable effort to reinvest all dividends and invest cash dividends promptly after receipt and in no event later than 30 days after such receipt except where, in the opinion of the Administrator's legal counsel, such investments are restricted by any applicable state or Federal securities law. All dividends and cash contributions will be held pending investment in a non-interest bearing account maintained by the Administrator.

     5. If for any reason the Administrator is precluded from acquiring shares of the Participating Stock for 90 consecutive days, the Administrator shall remit all cash in the Participant's account to the Participant promptly after such 90th day.

     6. The Administrator will promptly mail to each Participant a statement confirming each purchase of Plan Shares made for his account. Participants will incur no brokerage commissions or service charges for purchases made under the Plan. All costs of administration of the Plan will be paid by the Company.

     7. The Administrator may hold the Plan Shares of all participants together in its name or in the name of its nominee. No certificates will be delivered to a Participant

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for Plan Shares except upon written request or upon termination of the account.
A participant may request certificates for any full shares credited to his or her account at any time. No certificates will be delivered for fractional shares. Accounts under the Plan will be maintained in the name in which the Participant's certificates are registered when the Participant enrolls in the Plan and certificates for full shares will be similarly registered when issued to the Participant. Certificates will be registered and issued in names other than the account name, subject to compliance with any applicable laws and payment by the Participant of any applicable fees and taxes, provided that the Participant makes a written request therefor in accordance with the usual requirements of the Plan Administrator for the registration of a transfer of the Plan Shares.

     8. Reinvested dividends will be treated as having been received by a Participant in the form of a taxable stock distribution rather than a cash dividend. An amount equal to the fair market value on the dividend payment date of shares acquired with reinvested dividends will be treated as a taxable dividend to the extent the Company has earnings and profits for Federal income tax purposes. In addition, in accordance with Internal Revenue Code of 1986, as amended, Section 243, a corporate shareholder that is a recipient of a dividends distribution is entitled to a dividends received deduction of 70% of the full amount of the dividends reinvested.

     Participants will not receive taxable income when they receive certificates for whole shares credited to their account, either on their request or upon withdrawal from or termination of the Plan. However, Participants who receive a cash adjustment for a fractional share when they withdraw from the Plan or if the Plan is terminated will realize a gain or loss with respect to each fractional share. Participants may also realize a gain or loss when the Administrator sells shares for them or they sell their own shares. The holding period of Plan Shares acquired through reinvested dividends begins on the day after the dividend payment date.

     The Administrator will comply with all applicable Internal Revenue Service requirements concerning the filing of information returns for dividends credited to each account under the Plan and such information will be provided to the Participant by a duplicate of that form or in a final statement of the account for each calendar year. With respect to foreign participants whose dividends are subject to United States income tax withholding and with respect to Participants subject to the backup withholding requirements, the Administrator will comply with all applicable Internal Revenue Service requirements concerning the amount of tax to be withheld from the dividends prior to reinvestment.

     9. The Administrator will promptly forward any proxy solicitation materials to the Participant. The Administrator will vote any Plan Shares that it holds for the participant's account in accordance with the Participant's directions. If a Participant returns a signed proxy to the Administrator without directing how such shares are to be voted, the Administrator will vote such shares on any proposal in accordance with the Company's recommendations.

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     10.  The Participant may transfer any Plan Shares held of record in his or her name to the Administrator or the Administrator's nominee and such shares will be held by the Administrator for the Participant's account as Plan Shares subject to the terms and conditions of this Agreement.

     11. A Participant may terminate his or her account at any time by giving a written notice of termination to the Administrator. Any such notice of termination received by the Administrator less than five business days prior to a dividend record date will not become effective until dividends paid in relation to such record date have been invested. The Administrator may terminate a Participant's account by mailing a 30-day written notice of termination to the Participant at the last address of record on file with the Administrator. Upon termination, the Participant may elect in writing to receive certificates representing the full Plan Shares credited to the account and cash in lieu of fractional shares or the Participant may elect in writing to receive cash for all the full and fractional Plan Shares credited to the account. If no written election is made at the time the Administrator receives written notice of termination from the Participant or prior to expiration of the 30-day notice period when the Administrator terminates a Participant's account, certificates will be issued for all full Plan Shares and the Participant will receive cash for any fractional shares.

     In the event a Participant elects to receive cash for the Plan Shares credited to the account, the Administrator, as Participant's agent, will promptly sell such Plan Shares and deliver to the Participant the proceeds of such sale, less any termination charges, brokerage commissions and any other costs of sale. Any full shares and fractional interests in shares may be aggregated and sold with those of other terminating Participants. The proceeds to each Participant, in such case, will be the average sales price of all shares so aggregated and sold, less his or her pro rata share of any brokerage commissions and other costs of sale. In all terminations, fractional interests held in the Participant's account and not otherwise aggregated and sold will be paid for in cash at a price equivalent to the closing sale price per share of the Company's Participating Stock as reported by NASDAQ, or other appropriate market as determined by the Administrator, on which the stock is traded on the date of receipt by the Administrator of the notice of termination or, if the stock is not traded on the date of such receipt, the Administrator shall use the arithmetic average of the bid and asked prices or such other market quotations as it may deem appropriate on such date.

     12. If at any time a participant ceases to be a record holder of Participating Stock other than by transfer of shares to the Administrator to be held for the account pursuant to Paragraph 10, the Administrator, if so directed by the Company, in writing may mail a written notice to such Participant requesting instructions as to the disposition of stock in the Participant's account under the Plan. If within 30 days after mailing such notice the Administrator does not receive instructions from the Participant, the Administrator may, in its discretion, terminate the Participant's account.

     13. The Participant shall notify the Administrator promptly in writing of any change of address. Notices or statements from the Administrator to the Participant may

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be given or made by letter addressed to the Participant at his last address of record with the Administrator and any such notice or statement shall be deemed given or made when received by the Participant or five days after mailing, whichever occurs earlier.

     14. In addition to any payments made by the Company to the Administrator to administer the Plan, the Company will either pay directly or reimburse the Administrator for the reasonable costs of printing and distributing Plan literature to record holders of Participating Stock, forwarding proxy solicitation materials to Participants, and mailing confirmations of account transactions, account statements, and other notices to Participants, and reasonable clerical expenses associated therewith.

     15. Neither the Company, the Administrator, nor its nominee(s) shall be liable hereunder for any act or omission to act by the Company, the Administrator or its nominee or for any action taken in good faith or for any good faith omission to act, including, without limitation any claims of liability (i) arising out of failure to terminate the Participant's account upon the Participant's death prior to receipt of written notice of such death accompanied by documentation satisfactory to the Administrator; (ii) with respect to the prices at which Plan Shares are either purchased or sold for the Participant's account or the time of or terms on which such purchases or sales are made; or (iii) the market value or fluctuations in market value after purchase of Plan Shares credited to the Participant's account. The Company further agrees to indemnify and hold harmless the Administrator, and its nominee(s) from all taxes, charges, expenses, assessments, claims, and liabilities, and any costs incident thereto, arising under Federal or state law from the Company's acts or omissions to act in connection with this Plan; provided, that neither the Administrator nor its nominees may be indemnified against any liability for claims arising out of the Administrator's or its nominee's own willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under the Plan.

     16. In the event the Company has a common stock rights offering, participation in such offering will be based upon both the shares of common stock registered in Participants names and the shares (including fractional shares) credited to Participant's accounts.

     17. The Company may terminate or suspend the Plan at any time by written notice to the Participants. The terms and conditions of this Plan may be amended by the Company. No waiver or modification of the terms or conditions of the Plan shall be deemed to be made by the Administrator unless in writing signed by an authorized representative of the Company, and any waiver or modification shall apply only to the specific instance involved. The Company has the authority to amend or change the Plan without consent from the Participant.

     18. The Company has the authority to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan. Any such interpretation or regulation will be final.

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     19.  It is understood that all purchases or sales of Plan Shares pursuant to the Plan will be made by the Administrator as the independent agent of the Participant and the Administrator shall have the sole authority or power to direct the time and price at which securities may be purchased or sold pursuant to the Plan or the amount of securities to be purchased or sold.

     20. This Plan, the Authorization Card provided for herein and made by this reference a part of this Plan, and the accounts of Participants maintained by the Administrator under this Plan shall be governed by and construed in accordance with the laws of the State of Georgia.

     21. Participants who own at least five shares of the Company common stock may make optional cash payments from a minimum of $50 per contribution to a maximum of $25,000 per calendar year to purchase additional shares of common stock. Optional cash payments to the Plan must be received by the Administrator five business days preceeding the first business day of each month. A participant may withdraw his optional cash payments by notifying the Administrator five business days prior to the investment date of such dividend.

     22. Purchases of shares with optional cash contributions will be made on twelve investment dates each year, either on the first business day of each month with respect to shares being purchased from the Company or on or within 30 days of that date with respect to open market purchases.

     23. The Company reserves the right to limit or combine account registrations with identical taxpayer identifications. In addition, the Company reserves the right to terminate, or deny enrollment of any shareholder who participates in a manner abusive of the purpose and intent of the Plan as determined by the Company or in a manner deemed by the Company not to be in the best interests of shareholders generally.

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